THIS AMENDING AGREEMENT is effective as of the 1st day of May, 2014.

BETWEEN:
NEW MEDIA INSIGHT GROUP, INC., with an office at 28202 N. 58th Street, Cave Creek, Arizona 85311.

(the “Company”)
AND:
MICHAEL PALETHORPE with an address at 28202 N. 58th Street, Cave Creek, Arizona 85311.

(the “Employee”)

WHEREAS:

A.	the Company and the Employee have previously entered into an employment agreement on April 1, 2013 (the “Employment Agreement”); and

B.	the Company and the Employee wish to make certain amendments to the provisions of the Employment Agreement.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration for the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings set out in the Employment Agreement, as applicable.

2.	The heading “Stock Option Plan” on page 1 of the Employment Agreement is deleted in its entirety and replaced with “Stock Options”.

3.	The paragraph pursuant to the heading “Stock Options” on page 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

As a full time employee you will be entitled to an annual stock option grant equal to 30% of your cash base salary. These options will be granted at the beginning of the calendar year and vest equally to you over the year. The deemed price of the options is the fair market value of NMED’s stock at the time the options are granted at the beginning of the calendar year. The options will expire three years after it is received by you and exercisable at a price of $0.75 per option. The terms & conditions of the stock option plan and the continuance of the grant of stock options is at the sole discretion of NMED.

Upon your acceptance and execution of the agreement, you are eligible to receive an additional 2,000,000 stock options, which vest at a rate of 500,000 at the end of every 6 months from the date of this Agreement. Each option has an exercise price of $0.75 USD and will expire three years after it is received by you.

4.	The heading “Cash & Stock Option compensation” in Schedule “A” of the Employment Agreement is deleted in its entirety and replaced with “Cash & Stock Compensation”.

5.	The paragraph pursuant to the heading “Cash & Stock Compensation” in Schedule “A” of the Employment Agreement is deleted in its entirety and replaced with the following:

$6,000/month cash and $6,000 USD worth of NMED stock each month. The deemed price of the stock will be the closing price of common stock of the Company on the last trading day immediately prior to the month that the stock is due. The grant of the $6,000 USD worth of NMED stock each month shall continue at the sole discretion of the NMED.

6.

As of May 1, 2013, the Company has exercised its sole discretion to suspend any grant of stock under Schedule “A” under the paragraph referencing “Cash & Stock Compensation” until further notice from the Company to the Employee.

7.	As of April 30, 2014, the Company has exercised its sole discretion to suspend the vesting:

(a)

of any stock options under the paragraph referencing “Stock Options” on page 1 of the Employment Agreement until further notice from the Company to the Employee. The Company and Employee agree that only 500,000 options have vested as a result of the grant of 2,000,000 options pursuant to this paragraph of the Employment Agreement; and

(b)

of stock options under the paragraph referencing “Stock Options” on page 1 of the Employment Agreement until further notice from the Company to the Employee. The Company and Employee agree that only 4,500 options have vested as a result of the grant of options equal to 30% the cash base salary (being 13,500 options) pursuant to this paragraph of the Employment Agreement.

8.

In all other respects the terms and conditions of the Employment Agreement shall continue in full force and effect and the parties hereby agrees and confirms that the Employment Agreement is in good standing and each of the parties hereto is not in default of any of its obligations under the Employment Agreement.

9.

Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

10.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

11.

This Amending Agreement may be executed in counterparts and by electronic or facsimile transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amending Agreement as of the day and year first above written.

NEW MEDIA INSIGHT GROUP, INC.

Per:	/s/Michael Palethorpe
Name: Michael Palethorpe
Title: President

MICHAEL PALETHORPE

___________________________________
/s/Michael Palethorpe